Exhibit 10.98

Russ Berrie and Company, Inc.

111 Bauer Drive, Oakland, NJ 07436

(201) 337-9000   (800) 631-8465

                                                                                                                                                November 3, 2005

Mr. Keith Schneider

P.O. Box 624

Double Bay, NSW 1360

Australia

Dear Keith:

                I am pleased to offer you the position of Executive Vice President and General Sales Manager — U.S. Specialty Gift Division of Russ Berrie and Company, Inc. (the “Company”) effective November 7, 2005.

                Your employment with the Company will consist of the following:

1.               COMPENSATION.

a.                                  Base Salary.  Your base salary will be at an annual rate of U.S. $350,000.

b.                                 Incentive Compensation.  Your 2006 incentive compensation (“IC”) program, and eligibility therefor, is set forth on Exhibit A attached hereto and incorporated herein.  Payment of the IC (or portion thereof) is predicated upon meeting both objective (corporate) and subjective (individual) performance standards established for the applicable year.  The IC is generally paid in February of the year following the applicable year.  In order to receive the IC payment (or any portion thereof), you must be actively employed by the Company at the time of the IC payment.  For the year 2006, U.S. $100,000 of your IC is guaranteed to be paid and it will be paid quarterly in 4 equal installments of U.S. $25,000 each, as soon as reasonably practicable after the end of each of the Company’s fiscal quarters.

c.                                  Super-Incentive Bonus.  For 2006, you shall be eligible for a one-time Super-Incentive Bonus (“SIB”) of a maximum of U.S. $100,000 payable in two parts as follows:

(i)                                                       Part 1 SIB: one-half of the SIB (i.e., U.S. $50,000) is payable to you if 2006 net sales in the U.S. Specialty Gift Division are at least U.S. $65,000,000.  If at least U.S. $65,000,000 of net sales in the U.S. Specialty Gift Division are not achieved in 2006, then no part of the Part 1 SIB will be paid; and

(ii)                                                    Part 2 SIB: one-half of the SIB (i.e., U.S. $50,000) is payable to you if, in 2006 (as compared to 2005), the U.S. Specialty Gift Division breaks even in its EBITDA.  Your eligibility for payment of the Part 2 SIB will be calculated on the basis of a sliding scale as follows:  if 2006 EBITDA for the U.S. Specialty Gift Division is within U.S. $2,000,000 of the break-even point, then you will receive one-half of the Part 2 SIB; if 2006 EBITDA for the U.S. Specialty Gift Division is within U.S. $1,000,000 of the break-even point, then you will receive three-fourths of the Part 2 SIB, and; if 2006 break-even EBITDA for the U.S. Specialty Gift Division is achieved, then you will receive the entire Part 2 SIB (namely, the full one-half of the SIB or U.S. $50,000).  If 2006 EBITDA does not reach within U.S. $2,000,000 of the break-even point, then no part of the Part 2 SIB will be paid.

2.               GROUP HEALTH AND DISABILITY.  Employees are eligible to participate in the Company’s group health plan (medical and dental insurance coverage), life insurance plan and long term disability insurance plan after 90 days of continuous employment.  Because you are currently employed by the Company’s global organization, the 90 day waiting period will be waived for you and, immediately upon your date of hire, you will be eligible to participate in:

a.               The Company’s contributory Group Health Plan and Group Dental Plan.

b.              The Company’s non-contributory Life Insurance Plan. This is provided at no cost to you.

c.               The Company’s non-contributory Business Travel Insurance Plan.  This is provided at no cost to you.

d.              The Company’s non-contributory Accidental Death and Dismemberment Plan.  This is provided at no cost to you.

e.               The Company’s non-contributory Long Term Disability Plan.  This is provided at no cost to you.

3.               VOLUNTARY BENEFITS.  Employees are eligible to participate in the Company’s voluntary benefit program after 90 days of continuous employment.  Because you are currently employed by the Company’s global organization, the 90 day waiting period will be waived for you and, immediately upon your date of hire, you will be eligible to participate in the following voluntary benefits plans:

a.   Healthcare Flexible Spending Account.

b.   Dependent Care Flexible Spending Account.

c.   Supplemental Disability and Accident Insurance Plans.

4.               STOCK OPTIONS.  On December 1, 2005, you shall receive 75,000 stock options.  These options will vest ratably over a period of 5 years.  These options will be granted under and pursuant to the Company’s 2004 Stock Option, Restricted and Non-Restricted Stock Plan.  Such options will be Non-Qualified Stock Options.  Possible future grants of stock options shall be at the sole discretion of the Compensation Committee of the Board of Directors of the Company.

5.               401(k) Plan.  Employees are eligible to participate in the Company’s 401(k) plan after 6 months of continuous employment. Because you are currently employed by the Company’s global organization, the 6 month waiting period will be waived for you and, immediately upon your date of hire, you will be eligible to participate in the Company’s 401(k) plan based on its current provisions.  Under the current plan terms, the Company matches a portion of your contribution to your 401(k) account.  The Company’s contribution vests over a period of 4 years of employment.

6.               EXECUTIVE DEFERRED COMPENSATION PLAN.  Within the first 30 days of your date of hire, you will be eligible to participate in the Company’s Executive Deferred Compensation Plan.

7.     VACATION.  The Company’s vacation policy provides that after 6 months of employment, employees are eligible for one week paid vacation.  The Company’s vacation policy further provides that thereafter, beginning with the following calendar year, employees are eligible for two weeks paid vacation and, upon their fifth anniversary with the Company, employees are eligible for three weeks paid vacation.  You will be eligible for vacation above and beyond the aforementioned policy.  Beginning with calendar year 2006, you will be immediately eligible for the maximum paid vacation level (namely, three weeks paid vacation per year).

8.               HOLIDAY/SICK. You will be eligible for paid holidays and sick time in accordance with Company policy. Because you are currently employed by the Company’s global organization, the 44 accrued and unused sick days which you currently have as an employee of RUSS Australia will be credited to your accrued and unused sick days at the Company and debited from your accrued and unused sick days as an employee of RUSS Australia (to the extent permitted by law in Australia).

9.               CAR ALLOWANCE  You will receive an allowance of U.S. $1,100 per month to cover the cost of an automobile, automobile insurance, automobile maintenance and repair, gasoline and any and all other costs and expenses relating to such automobile.

10.         SEVERANCE.  In the event that you are terminated from the Company for reason other than cause or other than your own voluntary resignation, you will be eligible to receive severance in accordance with the Company’s severance policy for Domestic Vice Presidents (and above), a copy of which is attached hereto as Exhibit B.

11.         RELOCATION.  Pursuant to the Company’s policy, the movement of your household good will be paid as a direct expense of the Company to the applicable vendor.  Three estimates are required.  Company policy reimburses eligible executives for documented expenses up to U.S. $27,500 relating to relocation.  However, such policy amount will be increased for you due to your relocation from Australia.  The Company will reimburse you for up to U.S. $100,000 of documented expenses relating to relocation.

12.         TRAVEL AND EXPENSE ALLOWANCE.  The Company shall reimburse you, on a dollar-for-dollar basis, for your documented business-related expenses.

12.         SUPPLEMENTAL ALLOWANCE.  The Company will reimburse you for up to U.S. $30,000 per year of documented expenses related to your Eligible Family travel between the United States and Australia.  Eligible Family consist of your spouse, your children, your parents and your parents-in-law.

13.         CHANGE IN CONTROL SEVERANCE PLAN.  You have previously received the Company’s Change in Control Severance Plan.

You are responsible for any and all tax obligations on the compensation and benefits package outlined above (other than the withholding and other required deductions that the Company will make from your paychecks).  In addition, this offer of employment is subject to presentation of appropriate documentation to the effect that you are eligible to work in the United States.

The Company reserves the right to change or modify these programs.  In addition, employment with the Company is considered “at will” and does not represent a specific guarantee.

Keith, I want to welcome you to the U.S. Specialty Gift Division and wish you much success in your new position.

Very truly yours,

/s/ Andrew R. Gatto
Andrew R. Gatto
President and Chief Executive Officer

cc: B. Landman

ACCEPTED AND AGREED:

/s/ Keith Schneider
Keith Schneider

Date:	November 9, 2005

EXHIBIT A

KEITH SCHNEIDER’S INCENTIVE COMPENSATION PROGRAM

(effective January 1, 2006)

IC Factor:  50% of Base Salary (2006 Base Salary is U.S. $350,000; 50% is U.S. $175,000)

2006 CORPORATE OBJECTIVES:

The IC Target for the U.S. Specialty Gift Division	Value: 50%* of IC Factor
will be established by management and approved by	(U.S. $87,500)
the Board of Directors (or appropriate committee
thereof)

     *Value could be up to 100% of the IC Factor if the Maximum Target is reached.

2005 INDIVIDUAL OBJECTIVES:

Value: 30% of IC Factor
(U.S. $52,500)
To Be Determined

2005 INDIVIDUAL INITIATIVES:

Value: 20% of IC Factor
(U.S. $35,000)

To Be Determined

EXHIBIT B

SEVERANCE POLICY FOR DOMESTIC VICE PRESIDENTS (AND ABOVE)

OF RUSS BERRIE AND COMPANY, INC.,  Effective February 11, 2003

The Company’s severance policy is amended for domestic Vice Presidents (and above; collectively referred to herein as “VPs”) and is effective February 11, 2003, as follows:

Domestic VPs, if terminated by the Company without cause and not in connection with a change in control of the Company (namely, more than 6 months prior to or more than 2 years after such Change in Control), are eligible, based on tenure with the Company, for the following severance payment:

•                     VPs with less than 1 year of service with the Company would receive 4 months of severance pay

•                     VPs with at least 1 year of service but less than 2 years of service with the Company would receive 6 months of severance pay

•                     VPs with at least 2 years of service but less than 6 years of service with the Company would receive 8 months of severance pay

•                     VPs with at least 6 years of service but less than 10 years of service with the Company would receive 10 months of severance pay

•                     VPs with 10 or more years of service with the Company would receive 12 months (i.e., one year) of severance pay

The severance is to be paid at the salary rate (base pay not including bonus(es) or commissions) in effect on the termination date.  The severance will be paid over the course of the severance period in accordance with the Company’s normal pay schedule (not in a lump sum).  During the severance period, the terminated VP is also entitled to remain on the Company’s (1) health and dental insurance plan (making the same payroll contribution as he/she made, on the date of termination, as an active employee), and (2) all other insurance plans for which he/she was eligible on the date of termination.  In addition, for a period of 60 days, the terminated VP is entitled to use of the Company automobile (or payment of an automobile allowance) or reimbursement of certain automobile expenses, as the case may be, in accordance with the nature and type of automobile perk that the VP had in effect on the date of termination.   If the terminated VP obtains gainful employment during his/her severance period, then the severance payments will be terminated effective on the date that he/she begins new employment.

“Change-in-control” and “cause” shall have the meanings assigned thereto in the Company’s Change in Control Severance Plan.

As a condition to receiving the aforementioned severance payment and benefits, the eligible terminated VP must sign and deliver to the Company the Company’s form of General Release of Claims, Non-Compete, Non-Hire and Non-Disparagement Agreement.

This amended severance policy supercedes any other agreement between the Company and a VP that provides for lesser benefits with respect to the type of termination covered hereby in effect on the effective date of this amendment or thereafter.